Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-193001, 333-263991, and 333-267382 on Form S-8 of our report dated June 20, 2024 (June 20, 2025, as to the retrospective application of ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, as presented in Note 16), relating to the consolidated financial statements of Smith & Wesson Brands, Inc. appearing in this Annual Report on Form 10-K for the year ended April 30, 2026.

/s/ Deloitte & Touche LLP

Nashville, Tennessee
June 17, 2026